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                                                                    Exhibit 8.2

May 3, 1999



Weeks Corporation
4497 Park Drive
Norcross, Georgia  30093

     Re: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF WEEKS CORPORATION WITH AND INTO DUKE REALTY INVESTMENTS, INC.

Ladies & Gentlemen:

         We have acted as counsel to Weeks Corporation, a Georgia corporation ("Weeks" or the "Company") and Weeks Realty, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with (i) the registration statement on Form S-4 (the "Registration Statement") relating to the proposed merger (the "Merger") of the Company with and into Duke Realty Investments, Inc. ("Duke") pursuant to the Agreement and Plan of Merger, dated February 28, 1999 (the "Merger Agreement") by and among Duke and the Company and (ii) the transactions contemplated by the Merger Agreement, including the merger (the "OP Merger") of the Operating Partnership with and into Duke Realty Limited Partnership ("Duke OP") pursuant to the Agreement and Plan of Merger, dated February 28, 1999 (the "OP Merger Agreement"), by and among Duke OP and the Operating Partnership. Pursuant to Section 6.3(e) of the Merger Agreement, the Company has requested the opinion of King & Spalding as to the qualification of the Merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

         Capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement.

                              INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement, the OP Merger Agreement, and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Duke and Weeks, including written representation letters (the "Representation Letters") from officers of Duke and Weeks verifying certain relevant facts that have been represented to us.

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Weeks Corporation
May 3, 1999
Page 2


         We have assumed, with your consent, that the statements contained in the Representation Letters are true and correct on the date hereof and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification. We have not attempted to verify such representations independently.

                                     OPINION

         Based upon the foregoing, it is our opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.
Accordingly:

          (1) no gain or loss will be recognized by a holder of Weeks Common Stock who receives Duke Common Stock in exchange therefor in the Merger (except with respect to any cash received in lieu of a fractional share of Duke Common Stock), and no gain or loss will be recognized by a holder of Weeks Preferred Stock who receives New Duke Preference Shares in exchange therefor in the Merger;

          (2) the aggregate tax basis of the Duke Common Stock to be received by a holder of Weeks Common Stock will be the same as the aggregate tax basis in the Weeks Common Stock surrendered in the Merger (reduced by any amount allocable to a fractional share interest for which cash is received), and the aggregate tax basis of the New Duke Preference Shares to be received by a holder of Weeks Preferred Stock will be the same as the aggregate tax basis in the Weeks Preferred Stock surrendered in the Merger;

          (3) the holding period of Duke Common Stock to be received by a holder of Weeks Common Stock pursuant to the Merger, and the holding period of New Duke Preference Shares to be received by a holder of Weeks Preferred Stock pursuant to the Merger, will include the holding period of the Weeks Common Stock or of the Weeks Preferred Stock exchanged therefor, provided that such Weeks Common Stock or such Weeks Preferred Stock is held as a capital asset (within the meaning of Section 1221 of the Code) at the Effective Time; and

          (4) no gain or loss will be recognized by Weeks or Duke as a result of the Merger.

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Representation Letters that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Representation Letters is, or later becomes, inaccurate.

         Our opinion is limited to the United Stated federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders that are subject to special tax rules (including without limitation the tax treatment of persons who acquired Weeks Common Stock pursuant to the exercise of employee stock options or otherwise as compensation).

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Weeks Corporation
May 3, 1999
Page 3

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the headings "Material Federal Income Tax Consequences" and "Legal Matters." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or any entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Merger Agreement).

                                                  Very truly yours,

                                                  /s/ King & Spalding